EXHIBIT 99.1

San Juan Basin Royalty Trust

TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116

NEWS RELEASE

San Juan Basin Royalty Trust
Declares Monthly Cash Distribution

FORT WORTH, Texas, January 20, 2004 — TexasBank, as Trustee of the San Juan Basin Royalty Trust, today declared a monthly cash distribution to the holders of its units of beneficial interest of $5,368,727.88 or $0.115187 per unit, based principally upon production during the month of November 2003. The distribution is payable February 13, 2004, to unit holders of record as of January 30, 2004. Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,772,583 Mcf (4,097,320 MMBtu). Dividing revenues by production volume yielded an average gas price for November 2003 of $3.71 per Mcf ($3.41 per MMBtu) as compared to $3.68 per Mcf ($3.34 per MMBtu) for October 2003. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $3,798,962. Lease operating expense was $1,561,503 and taxes were $1,422,025.

Burlington Resources Oil & Gas Company LP, the principal operator of the properties subject to the Trust, has proposed the sale of a small percentage of the assets of the Trust. Burlington has made an analysis of the approximately 3,738 wells burdened by the Trust and recommended that some 109 be sold to other operators free of the Trust’s net overriding royalty interest. The analysis involved a comparison of operating the properties to the rate of return, estimated reserves and other factors. Burlington projects that, in addition to the proceeds of the sale, the transaction would benefit the Trust by reducing lease operating expenses and avoiding the costs of eventually plugging and abandoning the wells.

The San Juan Basin Amended and Restated Royalty Trust Indenture currently requires that any such sale be approved by the holders of 75% of the Trust units then outstanding. Burlington believes additional properties may be identified as candidates for disposition in the future and recommends the Trust Indenture be amended to permit the Trustee to approve such sales without the necessity of a meeting of the unit holders.

The Trust’s independent engineering consultants and joint interest auditors are considering the proposal. The Trustee intends to conduct a meeting of the unit holders later in 2004 to determine, among other things, whether the required percentage of unit holders approves amending the Trust Indenture to permit transactions in the future whereby relatively small percentages of the Trust assets could be sold without the necessity of a meeting of the unit holders or a 75% affirmative vote.

Contact:	Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

Website: www.sjbrt.com
e-mail: sjt@texasbank.com
NYSE Ticker Symbol: SJT